                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             St Paul Bancorp Inc.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                     LOGO
                               6700 West North Avenue
                               Chicago, Illinois 60635
                               (312) 622-5000

                                                                  April 3, 1996

Dear Shareholder:

  You are invited to attend the annual meeting of shareholders (the "Annual Meeting") of St. Paul Bancorp, Inc. (the "Corporation") to be held on Wednesday, May 15, 1996 at 10:00 a.m. at The Drury Lane Oakbrook, 100 Drury Lane, Oakbrook Terrace, Illinois 60181.

  The Annual Meeting has been called for the following purposes: (1) to elect each of three directors for a three-year term; (2) to ratify the appointment by the Board of Directors of the firm of Ernst & Young LLP as independent auditors of the Corporation for the year ending December 31, 1996; and (3) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

  THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS THAT YOU VOTE "FOR" ELECTION OF THE THREE NOMINEES OF THE BOARD OF DIRECTORS AS DIRECTORS; AND "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE CORPORATION FOR THE YEAR ENDING DECEMBER 31, 1996. The accompanying proxy statement provides detailed information concerning the matters to be voted on at the Annual Meeting. Also enclosed is our 1995 annual report to shareholders, which reviews results for the 1995 fiscal year.

  It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are requested to complete, date, sign and return the enclosed proxy card in the enclosed postage-paid envelope.

  On behalf of the Board of Directors, thank you for returning your proxy and for your continued interest and support.

                                          Sincerely yours,
                                          LOGO
                                          Joseph C. Scully
                                          Chairman of the Board and
                                           Chief Executive Officer

                                     LOGO

                               6700 West North Avenue
                               Chicago, Illinois 60635
                               (312) 622-5000

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON WEDNESDAY, MAY 15, 1996

                               ----------------

  NOTICE IS HEREBY GIVEN that the 1996 annual meeting of shareholders (the "Annual Meeting") of St. Paul Bancorp, Inc. (the "Corporation") will be held on Wednesday, May 15, 1996 at 10:00 a.m. at The Drury Lane Oakbrook, 100 Drury Lane, Oakbrook Terrace, Illinois 60181 for the following purposes:

  (1) To elect each of three directors for a three-year term (Proposal 1);

  (2) To ratify the appointment by the Board of Directors of the firm of Ernst & Young LLP as independent auditors of the Corporation for the year ending December 31, 1996 (Proposal 2); and

  (3) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

  Pursuant to the Corporation's Bylaws, the Board of Directors has fixed the close of business on March 27, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only holders of common stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

  In the event that there are not sufficient votes to approve any one or more of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Corporation.

                                          By Order of the Board of Directors

                                          LOGO
                                          Joseph C. Scully
                                          Chairman of the Board and
                                           Chief Executive Officer

Chicago, Illinois
April 3, 1996

  IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                     LOGO
                               6700 West North Avenue
                               Chicago, Illinois 60635
                               (312) 622-5000

                               ----------------

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS

                                 MAY 15, 1996

                               ----------------

               SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

  This proxy statement is furnished to shareholders of St. Paul Bancorp, Inc. (the "Corporation") in connection with the solicitation by the Board of Directors of the Corporation of proxies to be used at the 1996 annual meeting of shareholders (the "Annual Meeting") to be held on Wednesday, May 15, 1996 at 10:00 a.m. at The Drury Lane Oakbrook, 100 Drury Lane, Oakbrook Terrace, Illinois 60181, and at any adjournments thereof. This proxy statement and the accompanying proxy are initially being mailed to shareholders on or about April 3, 1996.

  The Annual Meeting has been called for the following purposes: (1) to elect each of three directors for a three-year term; (2) to ratify the appointment by the Board of Directors of the firm of Ernst & Young LLP as independent auditors of the Corporation for the year ending December 31, 1996; and (3) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

  If the enclosed form of proxy is properly executed and returned to the Corporation in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED (1) FOR PROPOSAL 1 TO ELECT EACH OF THE THREE NOMINEES TO THE BOARD OF DIRECTORS; AND (2) FOR PROPOSAL 2 TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE CORPORATION FOR THE YEAR ENDING DECEMBER 31, 1996. Except for procedural matters incident to the conduct of the Annual Meeting, the Corporation does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies on such matters as determined by a majority of the Board of Directors.

  The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder's proxy. Shareholders may, however, revoke a proxy at any time prior to its exercise by delivering to the Corporation a duly executed proxy bearing a later date, by attending the Annual Meeting and voting in person, or by filing a written notice of revocation with Clifford M. Sladnick, Senior Vice President, General Counsel and Corporate Secretary, at 6700 West North Avenue, Chicago, Illinois 60635.

  The cost of soliciting proxies in the form enclosed herewith will be borne by the Corporation. In addition to the solicitation of proxies by mail, the Corporation and its wholly-owned subsidiary, St. Paul Federal Bank For Savings (the "Bank" or "St. Paul Federal"), through their directors, officers and employees, may also solicit proxies personally or by telephone or telecommunication. The Corporation also will request persons, firms and corporations holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so. The Corporation also has retained Morrow & Co. to assist in the solicitation of proxies at a fee of $7,000, plus reimbursement of certain out-of-pocket expenses.

  The securities which can be voted at the Annual Meeting consist of shares of common stock, par value $.01 per share (the "Common Stock") of the Corporation, with each share entitling its owner to one vote on all matters. There is no cumulative voting of shares. The close of business on March 27, 1996 has been fixed by the Board of Directors as the record date for determination of shareholders entitled to vote at the Annual Meeting. The number of shares of the Corporation's Common Stock outstanding on March 27, 1996 was 18,582,759. There were approximately 6,787 record holders of the Corporation's Common Stock as of that date. The presence, in person or by proxy, of at least one-third of the total number of issued and outstanding shares of Common Stock of the Corporation is necessary to constitute a quorum at the Annual Meeting.

  Votes cast, either in person or by proxy, will be tabulated by The First National Bank of Boston. Under Delaware corporate law and the Corporation's Bylaws, directors are elected by plurality of votes of shares present (in person or by proxy) and entitled to vote. Unless otherwise required by law or the Corporation's Certificate of Incorporation or Bylaws, any other matter put to a shareholder vote will be decided by the affirmative vote of a majority of the votes cast on the matter. Abstentions and broker non-votes will be treated as shares that are present, or represented, and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes will not be counted as shares present and entitled to vote nor as a vote cast on any matter presented at the Annual Meeting.

  THE CORPORATION IS REQUIRED TO FILE AN ANNUAL REPORT/FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 1995 WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). A COPY OF THE ANNUAL REPORT/FORM 10-K, EXCLUDING EXHIBITS, ACCOMPANIES THIS PROXY STATEMENT. FOR A REASONABLE FEE, THE CORPORATION WILL PROVIDE COPIES OF THE EXHIBITS TO THE ANNUAL REPORT/FORM 10-K UPON WRITTEN REQUEST DIRECTED TO CLIFFORD M. SLADNICK, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY, ST. PAUL BANCORP, INC., 6700 WEST NORTH AVENUE, CHICAGO, ILLINOIS 60635.

                             ELECTION OF DIRECTORS
                                 (PROPOSAL 1)

  Under the Corporation's Bylaws, the number of directors is set at ten. The directors are divided into three classes. The term of office of only one class of directors expires in each year, and their successors are elected for terms of three years and until their successors are elected and qualified.

  At the 1996 Annual Meeting, each of three directors will be elected for a three-year term. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as director of the persons named below as nominees. The Board of Directors believes that each of the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or will be unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may nominate.

INFORMATION AS TO NOMINEES AND CONTINUING DIRECTORS

  The following table sets forth the names of the Board of Directors' three nominees for election as directors and those directors who will continue to serve as such after the 1996 Annual Meeting. Also set forth is certain other information, some of which has been obtained from the Corporation's records and some of which has been supplied by the nominees and continuing directors, with respect to each such person's age at March 27, 1996, the periods during which such person has served as a director of the Bank, and positions currently held with the Corporation. Each person has been a director of the Corporation since its formation in 1987, except for Patrick J. Agnew, who joined the Board in 1989, and John W. Croghan and Jean C. Murray, O.P., who joined the Board in 1993.

                               DIRECTOR OF
                                THE BANK      POSITIONS HELD WITH     EXPIRATION
                           AGE    SINCE         THE CORPORATION        OF TERM
                           --- ----------- -------------------------- ----------
NOMINEES FOR 3-YEAR TERM:
John W. Croghan (a)......   65    1993              Director             1999
Kenneth J. James (b)(c)..   63    1987              Director             1999
Michael R. Notaro           77    1966              Director             1999
 (d)(e)(f)(g)............
CONTINUING DIRECTORS:
Joseph C. Scully            55    1980       Chairman of the Board,      1997
 (a)(b)(c)(d)(e)(h)......                   Chief Executive Officer
                                                  and Director
John J. Viera               64    1978              Director             1997
 (f)(g)(h)(i)............
James B. Wood               75    1982              Director             1997
 (a)(b)(c)(d)(i).........
Patrick J. Agnew            53    1989     President, Chief Operating    1998
 (a)(b)(c)(d)(e)(h)......                     Officer and Director
William A. Anderson         70    1985              Director             1998
 (a)(b)(i)...............
Alan J. Fredian             65    1977              Director             1998
 (e)(f)(g)...............
Jean C. Murray, O.P.(h)..   68    1993              Director             1998

- --------
(a) Member of the Investment Committee of the Bank.
(b) Member of the Loan Loss Reserve Committee of the Bank.
(c) Member of the Loan Committee of the Bank.
(d) Member of the Executive Committees of the Corporation and the Bank.
(e) Member of the Profit Sharing, Pension and ESOP Trust Committee of the
    Bank.
(f) Member of the Organizational Planning Committees of the Corporation and the Bank.
(g) Member of the Stock Option Committee of the Corporation.
(h) Member of the Corporate Responsibility Committee of the Bank.
(i) Member of the Audit and Accounting Committees of the Corporation and the Bank.

  The principal occupation of each nominee and continuing director of the Corporation for the past five years is set forth below.

  JOHN W. CROGHAN is Chairman of Lincoln Capital Management Company, a Chicago-based investment counseling firm, of which he was a founder in 1967. Mr. Croghan is a graduate of Loyola University and holds a Masters of Business Administration degree from Harvard University. He is a director of Lindsay Manufacturing Company and certain Morgan Stanley closed-end funds. Mr. Croghan serves on several non-profit boards, including Northwestern University and Evanston Hospital.

  KENNETH J. JAMES is Chairman of the Board of James Investment Company, real estate developers, and J.S. James & Co., Inc., a real estate brokerage and management company. He is a director of Illinois Masonic Medical Center, the Robert R. McCormick unit of the Chicago Boys' and Girls' Clubs and the Homebuilders Association of Greater Chicago. He holds an A.B. degree in economics from Stanford University and a juris doctor degree from Northwestern University. He is a member of the Illinois Bar.

  MICHAEL R. NOTARO is retired from Computer Data Processing Corp., a privately-held firm which offered computer data processing services. Until 1990, Mr. Notaro was president of Chicago-based Statistical Tabulating Corporation, a privately-held firm founded by Mr. Notaro. Mr. Notaro is a trustee of DePaul University and former chairman of its board. He holds an honorary doctor of laws degree from DePaul University. He serves on the boards of Catholic Charities of Chicago, the Chicago Boys' Club and the Hundred Club of Cook County. He is a former trustee of the Illinois Institute of Technology and currently serves as a member of the Citizens Board of Loyola Hospital. Mr. Notaro is an emeritus member of the Finance Council for Cardinal Joseph Bernardin of the Archdiocese of Chicago. He is a Knight of St. Gregory and a Knight of Malta. He is co-trustee and co-executor of the estate of George S. Halas, deceased owner of the Chicago Bears.

  PATRICK J. AGNEW joined the Bank in 1979 as General Counsel. He was appointed President, Chief Operating Officer and a Director in December 1989. Prior to joining the Bank, he was a partner in the law firm of Righeimer, Martin and Cinquino. Mr. Agnew holds a juris doctor degree from DePaul University College of Law. He serves on the boards of directors of the Oak Park Development Corporation and the Oak Park YMCA. Mr. Agnew is a trustee of West Suburban Hospital and a board member of the Chicagoland Association of Savings Institutions. He is also a member of the President's Council of Rosary College.

  WILLIAM A. ANDERSON is a Certified Public Accountant and a retired partner of Ernst & Young LLP. While with that firm, he specialized in providing professional accounting services to the savings and loan industry. Since his retirement, he has provided consulting services to financial institutions and other companies. He has served on various charitable and professional boards. He is a member of the American Institute of Certified Public Accountants and the Illinois Society of CPAs. Mr. Anderson holds a bachelor's degree in accounting from the University of Illinois.

  ALAN J. FREDIAN is an organizational psychologist and president of Alan J. Fredian and Associates, management consultants. Dr. Fredian is a retired Professor of the Institute of Human Resources and Industrial Relations at Loyola University and has been affiliated with the University since 1967. He has authored several books and publications. He is a member of the Academy of Management and the American Psychological Association's Division of Industrial and Organizational Psychology. He is a life member of the board of directors of Building Owners and Managers Institute International. He holds a doctorate degree in industrial psychology from the Illinois Institute of Technology.

  JEAN C. MURRAY, O.P., is the retired President of Rosary College in River Forest, Illinois. She has been affiliated with the College since 1961, serving as a professor and an administrator in various capacities prior to her appointment as President in 1981. She is currently an Associate Professor of French and a senior advisor to the President of the College. Dr. Murray has been a member of the Sinsinawa Dominicans since 1952. She holds an undergraduate degree in French from Rosary College and a doctorate degree in French from the University of Fribourg, Switzerland. She also holds a certificate from the Institute of Educational Management at Harvard University. Dr. Murray is a member of the American Association of Teachers of French and served as the Chairperson of the Federation of Independent Illinois Colleges and Universities. Dr. Murray is also a member of the Board of Governors of the American Heart Association of Metropolitan Chicago and a trustee of North Central College in Naperville.

  JOSEPH C. SCULLY joined the Bank in 1963 as a real estate appraiser. He was appointed Assistant Vice President in 1965, Vice President in 1968, Corporate Secretary in 1971 and Senior Vice President in 1974. He was elected President, Chief Operating Officer and a Director in 1980. He was elected Chief Executive Officer in 1982. Mr. Scully held the dual roles of President and Chief Executive Officer from 1982 to 1989, when he relinquished the role of President to become Chairman and Chief Executive Officer. He holds undergraduate and graduate degrees from Loyola University. In 1981, Loyola University named him alumnus of the year. He serves as a trustee of Loyola University and chairs its investment committee. Mr. Scully serves on the board of the Austin Career Education Center Corp., the advisory board of Goodwill Industries, and the Leadership Committee of the Central Board of Neighborhood Housing Services. For the 1994 United Way/Crusade of Mercy campaign, he was chairman of the West Region's Major Employers Division. Mr. Scully presently serves as a member of the Thrift Institutions Advisory Council, a panel established by the Federal Reserve Board. He is also the past chairman of the Community Investment Corporation of Chicago, the Institute of Financial Education of the United States League, the Federal Savings and Loan Council and the Chicago Association of Savings Institutions.

  JOHN J. VIERA is a retired Corporate Vice President of Commonwealth Edison Company. He holds an undergraduate degree in electrical engineering from Marquette University and a graduate degree in business administration from the Illinois Institute of Technology. Since joining Commonwealth Edison Company in 1957, he held several engineering and administrative positions. Mr. Viera is a member of the Economic and Serra Clubs of Chicago, a Northwestern Associate and a member of the advisory board for Marquette University and the Local Initiatives Support Corporation. He is a member of the Illinois Housing Development Authority and a trustee of Roosevelt University and the Chicago Architecture Foundation. He is on the boards of Children's Memorial Hospital, Urban Gateways, Neighborhood Housing Services and Catholic Charities.

  JAMES B. WOOD is President of Equity Builders of Illinois, Inc., with which he has been affiliated since 1954. Equity Builders of Illinois, Inc. is a construction firm engaged in the development of apartments and single-family homes. Mr. Wood is past president of Northern Illinois Home Builders and a former director of Standard Alliance Industries, Inc. He is past president of the Oak Park-River Forest High School Board of Education and a life trustee of West Suburban Hospital. Mr. Wood holds an undergraduate degree from Indiana University and a Masters of Business Administration degree from Harvard University.

DIRECTOR COMPENSATION

  Directors of the Corporation are not paid for attending meetings of the Board of Directors of the Corporation. Each director of the Corporation is also a director of the Bank. Non-employee directors of the Bank are paid an annual director's fee of $24,000, except that Mr. Notaro, as Chairman of the Executive Committee, receives an annual director's fee of $36,000. In addition to the annual fee, non-employee directors receive board and committee meeting fees of $500 per meeting ($600 for committee chairpersons), based upon attendance. Non-employee directors also receive monthly meeting fees of $500 per month from St. Paul Financial Development Corporation and $200 per month from Annuity Network, Inc., which are both wholly-owned subsidiaries of the Corporation, as well as $300 per month from St. Paul Service, Inc., a wholly-owned subsidiary of the Bank. Directors who are employees of the Bank do not receive any such fees.

  Under the terms of the Corporation's 1995 Incentive Plan, each non-employee director is automatically granted, on the date of each annual meeting of shareholders beginning with the 1995 Annual Meeting, a non-qualified option to purchase 1,200 shares of the Corporation's Common Stock at an option price per share equal to the fair market value of a share of Common Stock on the date of grant.

  The Corporation and the Bank have adopted a nonqualified retirement plan, as amended (the "Retirement Plan") for non-employee directors of the Corporation and the Bank. Under the Retirement Plan, eligible directors receive annual benefits consisting of a minimum of 60% (increasing to 70% for eleven or more years of service and increasing by an additional 1% for each year of service in excess of 20 years) of the regular annual compensation paid for services as a director of the Corporation, the Bank or any of their subsidiaries during the 12-month period immediately preceding a termination of service (or, if greater, during any 12 consecutive month period occurring during the three-year period immediately preceding a termination of service). The Retirement Plan provides that benefits are paid once a director reaches age 70; after the director's permanent and total disability; after a director nominated by the Corporation is not reelected; or after termination following a change in control. For the definition of "change in control", see "Executive Compensation--Employment Agreements". Benefits are not paid if the director is removed from the board for "cause", as defined.

  Monthly payments are made under the Retirement Plan for the number of months equal to the number of full months the eligible director has served as a director. Directors have the right to elect to receive a lump-sum payment, as calculated based upon an actuarial determination of the present value of the plan's benefits. The Retirement Plan provides for a spouse's benefit if the director is married at the time of death. Eligible directors must agree not to become an employee of any financial institution located within 50 miles of the Bank's headquarters for a one-year period after termination of service as a director in order to receive benefits. The Retirement Plan provides that the obligation of the Corporation and the Bank to each eligible director will be funded as each such director becomes entitled to receive payment of benefits. The Retirement Plan may be amended or terminated at any time, but without affecting the vested rights of directors to receive benefits.

CORPORATE GOVERNANCE AND OTHER MATTERS

  The Board of Directors of the Corporation acts as a nominating committee for selecting nominees for election as directors and has made its nominations for the 1996 Annual Meeting. The Corporation's Bylaws also permit shareholders eligible to vote at the Annual Meeting to make nominations for directors, but only if such nominations are made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of the Corporation not less than 30 days nor more than 90 days prior to the date of the meeting, provided that at least 45 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders. Public disclosure of the date of the 1996 Annual Meeting was made on March 26, 1996 by the issuance of a press release followed by a filing of a Current Report on Form 8-K under the Securities Exchange Act of 1934 (the "1934 Act") with the SEC. A shareholder's notice of nomination must also set forth certain information specified in
Article III, Section 13 of the Corporation's Bylaws concerning each person the shareholder proposes to nominate for election and the nominating shareholder. Prior to printing this proxy statement, the Corporation had received no such nominations.

  The Boards of Directors of the Corporation and the Bank have each appointed a standing audit committee. During the year ended December 31, 1995, the audit committees each conducted four meetings. The current members of the audit committees are Messrs. Anderson, Viera and Wood. The duties of the committees include reviewing with management and the Corporation's independent auditors the annual financial statements, significant accounting policies, audit conclusions regarding significant accounting estimates and the independent auditors' letter to management concerning the effectiveness of financial and accounting controls. In addition, the committees review the scope of the annual independent auditors' audit and recommend to the Board of Directors the firm to be engaged as the independent auditor. The committees also oversee the Bank's internal audit function and review with the Director of Internal Audit his conclusions regarding the adequacy of the organization's internal controls. The committees may also examine and consider other matters relating to the financial affairs of the Corporation and the Bank as they determine appropriate.

  The Boards of Directors of the Corporation and the Bank have each appointed a standing organizational planning committee. During the year ended December 31, 1995, the organizational planning committees each conducted six meetings. The current members of the organizational planning committees are Dr. Fredian and Messrs. Notaro and Viera. The organizational planning committees function as compensation committees. The duties of such committees include making recommendations to the Boards of Directors concerning compensation of executive officers and employee benefit plans. See "Executive Compensation-- Report of the Organizational Planning and Stock Option Committees on Executive Compensation".

  The Boards of Directors of the Corporation and the Bank have each appointed a standing executive committee. The Bylaws of the Corporation and the Bank give the executive committees certain powers and authority in the management of the business and affairs of the Corporation and the Bank when the Boards of Directors are not in session. The executive committees also review and make recommendations to the Boards of Directors concerning the Corporation's and the Bank's annual budgets. During the year ended December 31, 1995, the executive committees each conducted one meeting. The current members of the executive committees are Messrs. Agnew, Notaro, Scully and Wood.

  The Board of Directors of the Corporation has appointed a standing stock option committee. The duties of the committee include making recommendations to the Board of Directors concerning eligible persons to whom options will be granted under the Corporation's stock option plan. During the year ended December 31, 1995, the stock option committee conducted four meetings. The current members of the stock option committee are Dr. Fredian and Messrs. Notaro and Viera. See "Executive Compensation--Report of the Organizational Planning and Stock Option Committees on Executive Compensation".

  During 1995, the Corporation's Board of Directors held twelve meetings. No incumbent director attended fewer than 75% of the aggregate of the total number of meetings of the Corporation's Board of Directors and the total number of meetings held by all committees of such board on which the director served.

                            EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table sets forth certain summary information concerning the compensation paid by the Corporation and its subsidiaries for services rendered during each of the fiscal years ended December 31, 1993, 1994 and 1995 to the Corporation's chief executive officer and to each of the four other most highly compensated executive officers of the Corporation determined as of December 31, 1995 (the "named executive officers").

                          SUMMARY COMPENSATION TABLE

                                  ANNUAL COMPENSATION   LONG-TERM
                                          (B)          COMPENSATION
                                  -------------------- ------------
                                                          AWARDS
                                                       ------------
                                                        SECURITIES
                                                        UNDERLYING   ALL OTHER
                                   SALARY              OPTIONS/SARS COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   ($)    BONUS $ (A)    # (C)       ($) (D)
- ---------------------------  ---- -------- ----------- ------------ ------------
Joseph C. Scully...........  1995 $372,036  $153,753      40,000      $144,019
 Chairman of the Board       1994  366,618   278,246         -0-       132,373
 and Chief Executive         1993  323,699   318,535      37,500       146,041
 Officer
Patrick J. Agnew...........  1995  263,713   150,511      40,000        90,689
 President, Chief            1994  259,992   275,048         -0-        82,606
 Operating Officer and       1993  231,028   315,755      37,500        96,285
 Director
Robert N. Parke............  1995  146,700    63,632      20,000         2,765
 Senior Vice President,      1994  141,726   115,262         -0-         2,378
 Finance                     1993  136,299   132,370         -0-         5,730
 and Chief Financial
 Officer
Thomas J. Rinella..........  1995  154,595    61,675      20,000         2,765
 Senior Vice President,      1994  149,351   111,380         -0-         2,512
 Community Lending           1993  143,642   127,839         -0-         6,038
Donald G. Ross ............  1995  144,661    59,482      20,000         2,765
 Senior Vice President,      1994  134,221   105,211         -0-         2,330
 Retail Banking              1993  123,609   117,735         -0-         5,196

- --------
(a) Includes incentive compensation paid in July of 1993, 1994 and 1995 to the Bank's officers based on a percentage of earnings, as well as annual holiday bonuses (3% of base compensation) paid in December of each year. Incentive compensation, if any, is paid in July of each year based upon the Corporation's earnings during the preceding twelve month period, and is included in the table based on the amount earned with respect to each year presented. The amount of incentive compensation earned by the named executive officers for the last six months of 1995 is not yet calculable.
(b) Certain executive officers of St. Paul Federal receive indirect compensation in the form of personal benefits; including insurance premiums, personal tax, financial and estate planning services, club memberships and the use of automobiles. The amount of such indirect compensation in 1995 did not exceed, with respect to any named executive officer, the lesser of $50,000 or 10% of the total amount of annual salary and bonus paid to such officer.
(c) Represents stock options granted on June 3, 1993 and June 26, 1995 under the Corporation's Stock Option Plan and 1995 Incentive Plan to purchase the stated number of shares of the Corporation's Common Stock at exercise prices of $14.1667 and $22.50 per share, respectively. The number of shares subject to the stock options and the per share exercise prices have been adjusted to reflect the Corporation's three-for-two stock split on January 4, 1994. Although the Corporation's Stock Option Plan and 1995 Incentive Plan permit the grant of stock appreciation rights ("SARs"), no grants of SARs have been made.
(d) Consists of contributions to the Corporation's Employee Stock Ownership Plan (the "ESOP") with respect to Mr. Parke, Mr. Rinella and Mr. Ross. With respect to Messrs. Scully and Agnew, 1995 data consists of ESOP contributions of $2,765 each, as well as deferred compensation of $141,254 and $87,924, respectively, earned under their respective employment agreements.

STOCK OPTION GRANTS

  The following table sets forth certain information concerning the grant of stock options under the Corporation's Stock Option Plan and the 1995 Incentive Plan during the fiscal year ended December 31, 1995 to each of the named executive officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                         -----------------------------------------------------
                            NUMBER OF      % OF TOTAL
                           SECURITIES     OPTIONS/SARS
                           UNDERLYING      GRANTED TO   EXERCISE OR             GRANT DATE
                          OPTIONS/SARS     EMPLOYEES    BASE PRICE  EXPIRATION PRESENT VALUE
NAME                     GRANTED (#) (A) IN FISCAL YEAR  ($/SHARE)     DATE       ($) (B)
- ----                     --------------- -------------- ----------- ---------- -------------
Joseph C. Scully........     40,000          8.02%        $22.50     7/26/05     $393,800
Patrick J. Agnew........     40,000          8.02%         22.50     7/26/05      393,800
Robert N. Parke.........     20,000          4.01%         22.50     7/26/05      196,900
Thomas J. Rinella.......     20,000          4.01%         22.50     7/26/05      196,900
Donald G. Ross..........     20,000          4.01%         22.50     7/26/05      196,900

- --------
(a) All options were granted with an exercise price equal to the fair market value of the Corporation's Common Stock on the date of grant. Options granted under the Stock Option Plan and the 1995 Incentive Plan are exercisable in respect of 50% of the number of shares on the first anniversary of the date of grant and are exercisable in respect of an additional 12.5% on each of the second, third, fourth and fifth anniversaries of the grant, provided that options are 100% exercisable for any employee who has completed five years of employment with the Corporation. The options also become exercisable upon any merger or consolidation in which the Corporation is not the surviving entity.
(b) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an employee may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an employee will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on assumptions as to variables such as interest rates (based on the ten-year U.S. Treasury rate of 6.10% on date of grant), stock price volatility (based on the Corporation's 250-day stock price history from date of grant), future dividend yield (based on the Corporation's quarterly dividend rate and 250-day stock price history from date of grant), and ten-year period of exercisability. No adjustments were made for non-transferability and risk of forfeiture.

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUES

  The following table sets forth certain information, with respect to the named executive officers, concerning the exercise of options during the fiscal year ended December 31, 1995 and the value of unexercised options held as of December 31, 1995.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                             NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                          SHARES            UNDERLYING UNEXERCISED         IN-THE-MONEY
                         ACQUIRED               OPTIONS/SARS AT       OPTIONS/SARS AT FISCAL
                            ON     VALUE      FISCAL YEAR-END (#)        YEAR-END ($) (A)
                         EXERCISE REALIZED ------------------------- -------------------------
NAME                       (#)      ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ----                     -------- -------- ----------- ------------- ----------- -------------
Joseph C. Scully........  40,000  $716,820   345,000        --       $5,382,908       --
Patrick J. Agnew........     --        --    212,500        --        3,452,495       --
Robert N. Parke.........  10,000   180,830    83,000        --        1,150,499       --
Thomas J. Rinella.......     --        --     90,500        --        1,291,748       --
Donald G. Ross..........     --        --     73,000        --          962,165       --

- --------
(a) Market value of underlying securities at year-end, minus the exercise price.

REPORT OF THE ORGANIZATIONAL PLANNING AND STOCK OPTION COMMITTEES ON EXECUTIVE COMPENSATION

 Overview and Philosophy

  The Organizational Planning Committee (the "Planning Committee") and the Stock Option Committee (together with the Planning Committee herein referred to as the "Committee") of the Corporation's Board of Directors are both composed of three outside directors, Dr. Fredian and Messrs. Notaro and Viera. The Planning Committee is responsible for developing and making recommendations to the Board with respect to the Corporation's executive compensation policies. In addition, the Planning Committee determines annually the compensation that is paid to the Chief Executive Officer and the other executive officers of the Corporation, subject to Board approval. The Stock Option Committee selects, subject to Board approval, the eligible persons to whom options will be granted based on each individual's performance and responsibilities. The Stock Option Committee prescribes the terms and provisions (which need not be identical) of each option granted under the Option Plan and the 1995 Incentive Plan.

  The Committee has access to outside compensation consultants and independent national, regional and industry compensation survey information.

  The objectives of the Corporation's executive compensation program are to:

  . Directly tie individual executive pay to corporate performance;

  . Support the achievements of the long- and short-term strategic goals and performance objectives of the Corporation;

  . Provide a competitive compensation program that will attract and retain talented and qualified executives while rewarding individual achievement and contribution; and

  . Align the executives' interests with corporate success by making a substantial portion of compensation subject to profitability.

  The Corporation's executive compensation program provides an overall level of compensation opportunity that is competitive within the thrift and banking industry. The Committee will use its discretion to set executive compensation where, in its judgment, external, internal or individual circumstances warrant it.

 The 1993 Tax Act

  The Omnibus Budget Reconciliation Act of 1993 added a provision to the Internal Revenue Code of 1986, as amended (the "Code"), which generally limits to $1.0 million the Corporation's allowable deduction for federal income tax purposes of certain compensation paid to executive officers, except for certain "performance-based" compensation and certain compensation related to employee benefit plans.

  The Committee has considered the implications of this new law and has concluded that, since the cash compensation paid to the Corporation's executive officers is significantly below the $1.0 million limitation, no general policy with respect to this matter is necessary at this time. The Corporation, however, could be impacted by this law to the extent that option exercises by executive officers cause an individual's compensation in a particular year to exceed $1.0 million. Accordingly, the Committee has attempted to conform the terms of the Option Plan and the 1995 Incentive Plan to the new law such that compensation attributable to awards thereunder will not be subject to the deduction limitation.

 Executive Officer Compensation Program

  The Corporation's executive officer compensation program consists of base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options, deferred compensation, personal benefits such as tax services, club memberships, financial planning and the use of automobiles, and various benefits including medical and retirement plans generally available to employees of the Corporation. The executive officer compensation program is reviewed, with the assistance of an independent compensation consultant, relative to other well-managed large thrift institutions, regional thrifts and local bank competitors (the "Compensation Peer Group"). The Compensation Peer Group (which consists of 28 large national thrifts, 14 regional and local thrifts and seven local banks) is used to compare the Corporation's compensation packages to that of other companies that compete with the Bank for executives. The Committee believes that this peer group, which differs from the published NASDAQ indices utilized in the Comparative Performance Graph set forth below, is appropriate for executive compensation purposes.

  Base Salary. Executive officer base salaries are set relative to market data and surveys of the Compensation Peer Group. Base salaries are reviewed position by position and are generally set at levels lower than the market due to the large emphasis on incentive compensation determined by annual corporate and individual performance. Overall base salaries for the named executive officers average 26% below the combined base salaries of the Compensation Peer Group. In determining base salaries, the Committee also takes into consideration individual experience and contributions, as well as level of responsibility.

  Annual Incentive Compensation. The officer incentive compensation program is the Corporation's annual incentive program for corporate officers. The purpose of the incentive compensation program is to provide a direct link between executive officer compensation and corporate earnings. The Planning Committee believes that compensation tied to corporate performance strengthens management's incentive to increase the Corporation's profitability. Accordingly, annual incentive compensation is a significant component of the executive officers' total cash compensation. For the named executive officers, the portion of compensation attributable to the incentive program in 1995 ranged from 37% to 54% of total compensation.

  Incentive compensation for all corporate officers has averaged 5% of the Corporation's earnings for the preceding twelve-month period, without deducting for net additions to general loss reserves and taxes (but reduced by specific loan loss reserves and loan charge-offs) and has been distributed to officers based on individual performance and corporate level. In the absence of earnings, no bonus is paid.

  For the period from July 1, 1994 to June 30, 1995, the Corporation's pre-tax earnings increased by 12.7%, or $6.4 million, over the same period in 1994. In conjunction with this increase, bonus payments made in July 1995 to all officers of the Corporation were increased by approximately 13% over the prior year. The Planning Committee believes that the annual incentive program provides an excellent link between the level of the Corporation's earnings and the incentives paid to executive officers.

  Individual incentive bonus awards to the executive officers are determined, at the discretion of the Planning Committee, based on individual performance and achievement. The annual incentive bonus, when combined with base salary, resulted in average compensation payments during 1995 to the named executive officers at 14% below the average of the Compensation Peer Group. The Planning Committee believes that the level of compensation paid to the named executive officers during 1995 was appropriate based upon the Corporation's financial performance and the significant portion of compensation tied to corporate performance.

  Stock Options. The Board of Directors of the Corporation believes that stock options are important to increase the incentive and to attract and encourage the continued employment and service of executive officers and other key officers and employees by facilitating their purchase of a stock interest in the Corporation. The Stock Option Committee believes that the grant of stock options aligns management with the interests of the Corporation's shareholders, while creating another form of performance-based compensation.

  The Stock Option Plan and the 1995 Incentive Plan authorize the Stock Option Committee to administer the plans and make recommendations to award stock options to key officers, directors and employees. Stock options are granted at the discretion of the Stock Option Committee, with grants generally made based on individual contributions and upon promotion. Stock options are granted at an option price equal to the fair market value of the Corporation's Common Stock on the date of grant, have ten year terms and have exercise restrictions based on length of service. The amount of stock option grants increases according to salary and position within the Corporation.

  In fiscal 1995, the named executive officers received stock option grants for an aggregate of 140,000 shares of Common Stock, at an exercise price of $22.50 per share. These grants represent 28% of all stock options granted in fiscal 1995 and, based on option prices, result in an average multiple of 1.72 times 1995 total annual cash compensation for this group. These grants were made by the Committee to reward outstanding corporate and individual performance.

  Deferred Compensation Plan. A deferred compensation plan is provided to Messrs. Scully and Agnew as part of their long-term incentive compensation program. This plan, as specified in their employment agreements, requires that a specified sum be credited annually to their account. In fiscal 1995, the amounts credited (without earnings) for Messrs. Scully and Agnew were $141,254 and $87,924, respectively, representing 20% of Mr. Scully's and 15% of Mr. Agnew's annual compensation.

  Benefits. The Corporation provides medical, life insurance and retirement benefits to the executive officers that are generally available on the same terms to other employees of the Corporation. Certain executive officers receive indirect compensation in the form of personal benefits; including insurance premiums, personal tax services, financial planning, club memberships and the use of automobiles. As to each executive officer, the amount of these perquisites, as determined in accordance with the rules of the SEC relating to executive compensation, did not exceed the lesser of either $50,000 or 10% of annual compensation for fiscal 1995.

 Chief Executive Officer Compensation

  At the beginning of fiscal 1995, Mr. Scully's base salary was $372,036. During the year, Mr. Scully received a base salary increase of $14,881, representing an increase of 4% effective July 1, 1995. His base salary at the end of the fiscal year was $386,928. Mr. Scully's base salary is reviewed annually by the Committee. The Committee consults with an independent compensation consultant who conducts a customized survey of the Compensation Peer Group. The survey data is used to develop trend line analysis which shows the relationship between CEO total compensation and return on assets, as well as CEO total compensation and institution asset size. As discussed above, the Corporation's base salaries are set at the low end of the market data range, allowing for an effective incentive compensation program. For 1995, Mr. Scully's base salary was 26% below the peer group.

  Mr. Scully received a bonus in fiscal 1995 of $286,000 for the period from July 1, 1994 through June 30, 1995. The bonus was the result of corporate performance for the above period and was paid from a pool which averaged 5% of the Corporation's earnings for such period, without deducting for net additions to general loss reserves and taxes (but reduced by specific loan loss reserves and loan charge-offs).

  The Corporation's incentive program is designed to reward officers according to annual earnings. The increase in corporate pre-tax earnings for the period from July 1, 1994 to June 30, 1995 resulted in a 10% increase in Mr. Scully's 1995 incentive bonus payment. The Committee believes that Mr. Scully's leadership and management abilities have allowed the Corporation to successfully compete within a challenging business environment, while achieving financial results generally equivalent to the Compensation Peer Group. Mr. Scully's total cash compensation paid in 1995 was 24% below the average of the Compensation Peer Group.

  The stock options for 40,000 shares granted to Mr. Scully in fiscal 1995 brought his cumulative option grants to 385,000 since the Corporation's formation in 1987. The 1995 grant was made by the Committee to reward Mr. Scully for his outstanding leadership of the Corporation's senior management group.

                        Submitted by the Members of the
                       Organizational Planning Committee
                        and the Stock Option Committee

              Michael R. Notaro, Chairman        Alan J. Fredian
                                                 John J. Viera

COMPARATIVE PERFORMANCE GRAPH

  The following graph sets forth comparative information regarding the Corporation's cumulative shareholder return on its Common Stock over the last five fiscal years. The shareholder return is measured by dividing total dividends (assuming dividend reinvestment) plus share price change for a period by the share price at the beginning of the measurement period. The Corporation's cumulative shareholder return, based on an investment of $100 at the beginning of the five-year period beginning January 1, 1991, is compared to the cumulative total return of the NASDAQ Stock Market Index and the NASDAQ Bank Stock Index.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

PLOTTING POINTS:

                  12/31/90  12/31/91  12/31/92  12/31/93  12/30/94  12/29/95*
                  --------  --------  --------  --------  --------  --------
St. Paul Bancorp    100      165.99    294.80    366.08    346.78    511.89

NASDAQ              100      160.56    186.87    214.51    209.69    296.30

NASDAQ Bank         100      164.09    238.85    272.39    271.41    404.35

*Note: Not all dates are 12/31, because the stock market was not necessarily open that day. Per last year's chart, use the following symbols to mark plotting points for:

St. Paul Bancorp:  circles
NASDAQ:  squares
NASDAQ bank:  diamonds (dots vs. black)


  Employment Agreements. The Corporation and the Bank have entered into employment agreements with Joseph C. Scully, Chairman of the Board and Chief Executive Officer, and Patrick J. Agnew, President and Chief Operating Officer.

  The salaries for Messrs. Scully and Agnew for the twelve-month period ending June 30, 1996 are $386,928 and $274,272, respectively. Each officer receives annual salary increases as determined by the Bank's Board of Directors. Both Mr. Scully and Mr. Agnew are entitled to participate in any discretionary bonuses and retirement or other benefit plans applicable to the Corporation's or the Bank's executive officers. The employment agreements for Messrs. Scully and Agnew, as amended, are each for terms of three years, with each expiring on December 19, 1998. The Corporation and the Bank may, upon the majority affirmative vote of each of their respective Boards, by written notice to the officer, renew the employment agreements for one additional year on each anniversary date, commencing with the December 19, 1996 anniversary date, unless the officer gives contrary written notice to the other parties prior to such anniversary date. The employment agreements provide that the terms thereof are automatically terminated upon the officer attaining the age of 65.

  The employment of Messrs. Scully and Agnew may be terminated by the Boards of Directors of the Corporation and the Bank at any time; provided, however, that if the termination is not for cause, as defined in the agreements, each is entitled: (a) to receive a lump sum payment in an amount equal to his then-current compensation (including any bonuses paid during the then-current fiscal year and deferred compensation credited for the preceding year) calculated for a period equal to the remaining term of the agreement (provided that the aggregate amount of such payment shall not exceed three times the officer's then-current compensation) and (b) subject to certain limitations, to continue to participate in retirement and other benefit plans for the remaining term of the agreement, to be funded by an irrevocable trust established by the Corporation and the Bank. Such lump sum payments for termination without cause would be $2,476,029 and $1,968,345 for Messrs. Scully and Agnew, respectively, based upon current salary and deferred compensation plus the most recent incentive compensation paid to such officers, assuming a remaining term of three years. However, if the termination of employment is in connection with a "change in control", the lump sum severance payment would instead be calculated in accordance with the provisions described below.

  If any such officer terminates his employment without the consent of both Boards, then the agreements restrict the terminating officer for one year or the remaining term of the agreement plus six months, whichever is less, from being employed by a competing bank, savings bank, savings and loan association or mortgage banking company, or a holding company affiliate of any of the foregoing, having an office in Illinois within 50 miles of the Bank's home office, out of which the terminating officer would be primarily based.

  If, during the term of the employment agreements, there is a "change in control" of the Corporation or of the Bank, and the employment of Messrs. Scully or Agnew is terminated, voluntarily or involuntarily, within two years thereafter (except by reason of normal retirement, disability, death or for cause), each will be entitled to receive, as liquidated damages for services previously rendered, a lump sum cash payment. Such payment will be in the amount of one year's then-current compensation, including deferred compensation and any bonuses paid during the past twelve months, if employment is voluntarily terminated without "good reason", defined in the agreements as, among other things, a material reduction in the officer's salary or deferred compensation, a material reduction in the officer's bonus below a certain amount, the officer's relocation of more than 50 miles or a material reduction in his position, authority, duties or responsibilities. If the officer's employment is terminated by him voluntarily with good reason or involuntarily by the Corporation or the Bank, such payment will be equal to the sum of (X) the amount of the officer's then-current compensation which, but for such termination, would be payable for the remaining term of the agreement, plus
(Y) one year's then-current compensation; provided that the aggregate amount of such payment shall not exceed three times the officer's then-current compensation. Based upon current salary and deferred compensation plus the most recent incentive compensation paid to such officers, such payments would be $825,343 and $656,115 for Messrs. Scully and Agnew, respectively, if employment were terminated as described in the second sentence of this paragraph, and, $2,476,029 and $1,968,345, respectively, if employment were terminated as described in the third sentence of this paragraph. This payment will be in lieu of the lump sum amount payable for termination without cause. The agreements also permit Messrs. Scully and Agnew to receive a lump sum amount equal to, but in lieu of, the above payment if they elect to terminate their employment agreements while continuing to work for the Corporation and the Bank following a change in control. In addition, such officers would be entitled, subject to certain limitations, to continue to participate in retirement and other benefit plans to be funded by an irrevocable trust created by the Corporation and the Bank. The employment agreements provide that the officers shall not have the right to receive any payment or benefits under the agreement to the extent that such payment or benefit would cause any payment to be considered a "parachute payment" under Section 280G of the Code.

  A "change in control" of the Corporation will be deemed to have occurred if
(i) any person becomes the beneficial owner of 25% or more of the Corporation's voting shares; (ii) any person receives certain regulatory approvals to acquire control of the Corporation; (iii) any person enters into a binding agreement to acquire (by means of stock purchase, tender offer or merger) beneficial ownership of 25% or more of the Corporation's voting shares, provided that a change in control would not be deemed to occur unless the Board of Directors makes a determination that such action constitutes a change in control, and further provided that a change in control shall no longer be deemed to have occurred upon any termination of such an agreement;
(iv) any person becomes the beneficial owner of 10% to 25% of the Corporation's voting shares, provided that the OTS has made a determination that such ownership constitutes a change in control of the Corporation; (v) any person (other than persons named as proxies solicited on behalf of the Corporation) holds irrevocable proxies for 25% or more of the Corporation's voting shares, provided that the Board of Directors has made a determination that such action constitutes a change in control; (vi) as the result of any tender offer, business combination or contested proxy solicitation, the persons who were directors prior to such transaction cease to constitute at least two-thirds of the Board of Directors of the Corporation; (vii) the Corporation enters into an agreement with respect to any merger other than (a) a merger which would result in the voting shares of the Corporation outstanding immediately prior thereto continuing to represent more than 80% of the combined voting power of the voting shares outstanding immediately after such merger or (b) a merger effected to implement a recapitalization of the Corporation; or (viii) the Corporation enters into an agreement with respect to any merger with any other person having total consolidated assets in an amount that is at least 60% of the Corporation's total consolidated assets; provided that a change in control will not be deemed to have occurred under clauses (vii) or (viii) if the Board of Directors of the Corporation has made a determination that such action will not constitute a change in control. The Board of Directors may de-trigger any transaction or event (pursuant to which any person became the beneficial owner of up to 50% of the Corporation's voting shares) which terminates or ceases to exist. A "change in control" of the Bank will be deemed to have taken place if the Corporation's beneficial ownership of the total number of outstanding voting shares of the Bank is reduced to less than 50%.

  The employment agreements with Messrs. Scully and Agnew each provide for deferred compensation. In general, the employment agreements require St. Paul Federal to credit a specified sum annually as deferred compensation for each of these officers. The accrued payments will be paid to a named beneficiary if the officer dies prior to retirement. In case of involuntary termination before the end of the term of the agreement, the officer will receive the entire accrued amount in annual payments over a period of ten years or a lesser period at the option of the Bank. If the officer voluntarily terminates his employment, 75% of the accrued amount will be payable to the officer in five annual payments. If the officer remains in the employment of St. Paul Federal until he retires due to age, early retirement or disability and refrains from engaging in any competitive business, as described above, the accrued payments will be paid to the officer in ten annual installments or a lesser period at the option of the Bank. Each officer may elect, one year prior to the officer's retirement, to extend the period within which he or his beneficiaries will receive distribution of the accrued payments to a period not in excess of 15 years, except that at the option of the Bank it may be paid over a lesser period. Also, at the option of the Bank, distribution of the accrued payments may begin at age 70 and such payments may be made over a 15-year period. The employment agreements permit Messrs. Scully and Agnew to direct that deferred compensation contributions be invested in government securities, the Common Stock of the Corporation or such other types of investments as directed by the officer.

  Severance Agreements. The Corporation and the Bank have entered into severance agreements with the Senior Vice Presidents and First Vice Presidents of the Corporation and the Bank, including Robert N. Parke, Thomas J. Rinella and Donald G. Ross, Senior Vice Presidents of the Corporation and the Bank. Under these agreements, each officer is entitled to receive a severance payment in the event his employment with the

Corporation and the Bank is terminated, voluntarily or involuntarily (except by reason of normal retirement, disability, death or for cause), within two years of a change in control of the Corporation or of the Bank.

  The severance agreements provide that each officer will receive one year's then-current compensation, including any bonuses paid and any deferred compensation credited to his account during the past twelve months, if he voluntarily terminates his employment without "good reason" (defined in the agreements to include, among other things, a reduction in the officer's salary, a reduction in the officer's bonus below a certain amount, the officer's relocation of more than 50 miles, or a material reduction in the position, authority, duties or responsibilities which existed prior to the change in control). In the event the employment of any such officer is terminated by him voluntarily with good reason or involuntarily by the Corporation or the Bank, he will receive three times his average annual compensation for the five-year period before termination. Based upon current salaries and the most recent incentive compensation payments received, the aggregate amount of such payments under the severance agreements would be $272,793, $276,670 and $262,444 for Messrs. Parke, Rinella and Ross, respectively, if employment were terminated as described in the first sentence of this paragraph, and would be $788,435, $800,657 and $698,046 for Messrs. Parke, Rinella and Ross, respectively, if employment were terminated as described in the second sentence hereof. In addition, such employees will be entitled, subject to certain limitations, to continue to participate in retirement and other benefit plans to be funded by an irrevocable trust created by the Corporation and the Bank. The severance agreements provide that the officers shall not have the right to receive any payment or benefits under the agreement to the extent that such payment or benefit would cause any payment to be considered a "parachute payment" under Section 280G of the Internal Revenue Code.

  The severance agreements are each for terms of three years, with each expiring on December 20, 1998. The Corporation and the Bank may, upon the majority affirmative vote of each of their respective Boards, by written notice to the officer renew the severance agreements for one additional year on each anniversary date, commencing with the December 20, 1996 anniversary date, unless the officer gives contrary written notice to the other parties prior to such anniversary date.

  Pension Plans. The Bank maintains a qualified noncontributory pension plan administered by trustees appointed by the Board of Directors of the Bank for its employees and the employees of its subsidiaries. All of the current trustees are members of the Bank's Board of Directors. The plan covers those employees who have reached the age of 21 and who have completed at least 1,000 hours of employment in a 12-month period. Contributions are determined in accordance with actuarial principles, subject to the approval of the Board of Directors. Accrued benefits of eligible employees become vested after five years of service.

  The Board of Directors has adopted an excess benefit plan entitled the "St. Paul Federal Supplemental Retirement Plan and Excess Benefit Plan". The purpose of this plan is to provide employees who are participants in the pension plan with benefits which are not currently available because such benefits would be in excess of the limitations on contributions and benefits imposed by the Code.

  The following table shows estimated aggregate annual pension benefits at age 65 payable to employees under the pension plan and the supplemental benefit plan in the form of a single life annuity for various levels of compensation and years of credited service, without any limitations on benefits imposed by the Code:

                              PENSION PLAN TABLE

                                                  YEARS OF SERVICE
                                    --------------------------------------------
COMPENSATION (A)                       15       20       25       30       35
- ----------------                    -------- -------- -------- -------- --------
 $150,000.......................... $ 47,736 $ 64,621 $ 81,507 $ 98,392 $111,523
  200,000..........................   64,536   87,421  110,307  133,192  150,923
  250,000..........................   81,336  110,221  139,107  167,992  190,323
  300,000..........................   98,136  133,021  167,907  202,792  229,723
  350,000..........................  114,936  155,821  196,707  237,592  269,123
  400,000..........................  131,736  178,621  225,507  272,392  308,523
  450,000..........................  148,536  201,421  254,307  307,192  347,923
  500,000..........................  165,336  224,221  283,107  341,992  387,323
  550,000..........................  182,136  247,021  311,907  376,792  426,723
  600,000..........................  198,936  269,821  340,707  411,592  466,123
  650,000..........................  215,736  292,621  369,507  446,392  505,523
  700,000..........................  232,536  315,421  398,307  481,192  544,923
  750,000..........................  249,336  338,221  427,107  515,992  584,323

- --------
(a) Compensation is assumed to be the average of the final 60 months of compensation, which includes base salary plus incentive compensation (as set forth under "Annual Compensation" in the Summary Compensation Table with respect to the named executive officers), multiplied by 12. Benefits shown reflect the Social Security offset allowance as defined in the pension plan.

  The amount of any lump sum payment under the plans is calculated based upon an actuarial determination of the present value, as of the date of retirement, of the annual pension benefits.

  Messrs. Scully, Agnew, Parke, Rinella and Ross had 32, 16, 18, 27 and 23 years of credited service, respectively, under the plans as of December 31, 1995.

  Certain Transactions. Certain directors and executive officers of the Corporation and the Bank, as well as certain members of their families and certain business entities with which they or their families are affiliated, are borrowers from the Bank. All such loans were made in the ordinary course of business, did not involve more than the normal risk of collection or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unaffiliated persons. All loans to directors and officers must be approved by the Board of Directors.

             STOCK OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

  The following table sets forth information as of March 27, 1996 with respect to the shares of the Corporation's Common Stock beneficially owned by each director of the Corporation, each of the named executive officers and by all directors and executive officers of the Corporation as a group. Such individuals and certain of the Corporation's employee benefit plans beneficially own a total of 3,195,987 shares of the Corporation's Common Stock, or 16.2% of the Common Stock outstanding, including shares subject to options that will become exercisable within 60 days.

                                                    AMOUNT AND       PERCENT OF
                                                     NATURE OF         COMMON
                                                    BENEFICIAL          STOCK
NAME AND POSITION WITH THE CORPORATION             OWNERSHIP (A)     OUTSTANDING
- --------------------------------------             -------------     -----------
Joseph C. Scully
 Chairman of the Board, Chief Executive Officer
 and Director....................................      434,957(b)       2.3%
Patrick J. Agnew
 President, Chief Operating Officer and Director.      307,431(b)       1.6%
William A. Anderson
 Director........................................        7,911            *
John W. Croghan
 Director........................................       61,200            *
Alan J. Fredian
 Director........................................       25,276(b)(c)      *
Kenneth J. James
 Director........................................       74,042            *
Jean C. Murray, O.P.
 Director........................................        8,700            *
Michael R. Notaro
 Director........................................       19,566(b)(c)      *
John J. Viera
 Director........................................       23,893            *
James B. Wood
 Director........................................       37,251            *
Robert N. Parke
 Senior Vice President...........................      135,792            *
Thomas J. Rinella
 Senior Vice President...........................      129,130            *
Donald G. Ross
 Senior Vice President...........................      109,938            *
All directors and executive officers as a group
 (17 persons)....................................    1,694,771(b)(c)    8.6%

- --------
*  Less than 1%
(a) In accordance with Rule 13d-3 under the 1934 Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Corporation Common Stock if he has or shares voting power or investment power with respect to such security, or has the right to acquire beneficial ownership at any time within 60 days from March 27, 1996. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. The table includes shares owned by spouses or other immediate family members or that are held in trust, as to which the persons named in the table possess shared voting and/or investment power as follows: Mr. Scully, 17,970 shares; Mr. Agnew, 37,431 shares; Dr. Fredian, 9,074 shares; Mr. James, 65,341 shares; Mr. Notaro, 18,365 shares; Mr. Viera, 7,693 shares; Mr. Wood, 15,425 shares; Mr. Parke, 20,830 shares; Mr. Rinella, 7,599 shares; Mr. Ross, 11,381 shares; and all directors and executive officers as a group, 213,091 shares. The table includes 7,005 shares and 23,304 shares as of March 27, 1996 held for the benefit of Mr. Scully and Mr. Agnew, respectively, under the St. Paul Federal Bank For Savings Deferred Compensation Trust. All other shares included in the table are held by persons who have sole voting and investment power over such shares. The table includes 1,135,100 shares of Common Stock subject to outstanding options which are exercisable within 60 days from March 27, 1996. The table also includes 237,965 shares as of March 27, 1996 allocated to executive officers' accounts under the Bank's ESOP and 401(k) Profit Sharing Plan.
(b) Does not include 178,218 shares as of March 27, 1996 with respect to which the St. Paul Federal Bank For Savings Employees Pension Plan has sole voting and dispositive power. Also does not include 230,054 unallocated shares with respect to which the ESOP has shared voting and dispositive power. Dr. Fredian, and Messrs. Scully, Agnew and Notaro are the trustees of the Employees Pension Plan and the ESOP.
(c) Except as allotted to Messrs. Scully and Agnew as indicated above, does not include 49,689 shares as of March 27, 1996 with respect to which the St. Paul Federal Bank For Savings Deferred Compensation Trust has shared voting and dispositive power. Dr. Fredian and Mr. Notaro are the trustees of the Deferred Compensation Trust.

  As of March 27, 1996, no persons are known by the Corporation to have filed a beneficial ownership report with the SEC with regard to 5% or more of the Corporation's outstanding Common Stock.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the 1934 Act requires the Corporation's directors and executive officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

  To the Corporation's knowledge, based solely upon review of the copies of such reports furnished to the Corporation and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                 (PROPOSAL 2)

  The Board of Directors has appointed the firm of Ernst & Young LLP to continue as independent auditors for the Corporation for the year ending December 31, 1996, subject to ratification of such appointment by the shareholders. Ernst & Young LLP was appointed as the independent auditors of St. Paul Federal in 1981 and has performed audits for the Bank for the years since then. Ernst & Young LLP has also served as the independent auditors of the Corporation since its organization as the holding company of St. Paul Federal. Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of Ernst & Young LLP, independent certified public accountants, to audit the books and accounts of the Corporation for the year ending December 31, 1996. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.

  Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

               DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS
            TO BE PRESENTED AT 1997 ANNUAL MEETING OF SHAREHOLDERS

  Any proposal intended to be presented by any shareholder for action at the 1997 annual meeting of shareholders of the Corporation must be received by the Secretary of the Corporation at 6700 West North Avenue, Chicago, Illinois 60635 not later than December 4, 1996 in order for the proposal to be considered for inclusion in the proxy statement and proxy relating to the 1997 annual meeting. In addition, the Corporation's bylaws require that notice of shareholder proposals and nominations for director be delivered to, or mailed to and received at, the principal executive offices of the Corporation not less than 30 days nor more than 90 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than 45 days prior to the date of such meeting, in which event, shareholders may deliver such notice not later than the 15th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. Nothing in this paragraph shall be deemed to require the Corporation to include in its proxy statement and proxy relating to the 1997 annual meeting any shareholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

                                 OTHER MATTERS

  As of the date of this proxy statement, the Board of Directors of the Corporation does not know of any other matters to be presented for action by the shareholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

                                          By Order of the Board of Directors

                                          LOGO

                                          Joseph C. Scully
                                          Chairman of the Board and
                                           Chief Executive Officer

Chicago, Illinois
April 3, 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                               TABLE OF CONTENTS

                                   ITEM                                    PAGE
                                   ----                                    ----
Solicitation, Voting and Revocability of Proxies..........................   1
Election of Directors.....................................................   2
Executive Compensation....................................................   8
Stock Owned by Management and Principal Shareholders......................  19
Ratification of Appointment of Independent Auditors.......................  20
Deadline for Submission of Shareholder Proposals to be Presented at 1997
 Annual Meeting of Shareholders...........................................  21
Other Matters.............................................................  21


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                                      LOGO


                          --------------------------

                                PROXY STATEMENT

                          --------------------------


                                 APRIL 3, 1996


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

PROXY

REVOCABLE PROXY              ST. PAUL BANCORP, INC.              REVOCABLE PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned shareholder of St. Paul Bancorp, Inc. (the "Corporation") hereby appoints Joseph C. Scully and Patrick J. Agnew, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the annual meeting of shareholders to be held at 10:00 a.m. on May 15, 1996, at the Drury Lane Oakbrook, 100 Drury Lane, Oakbrook Terrace, Illinois 60181, and at any adjournments thereof, upon the following matters. The undersigned shareholder hereby revokes any proxy or proxies heretofore given.

  THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE CORPORATION FOR THE YEAR ENDING DECEMBER 31, 1996 AND IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. THE UNDERSIGNED SHAREHOLDER MAY REVOKE THIS PROXY AT ANY TIME BEFORE IT IS VOTED BY DELIVERING TO THE SECRETARY OF THE CORPORATION EITHER A WRITTEN REVOCATION OF THE PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY APPEARING AT THE ANNUAL MEETING AND VOTING IN PERSON. THE UNDERSIGNED SHAREHOLDER HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.
                                                                     SEE REVERSE
           (CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE)           SIDE

[X] Please mark votes as in this example.


IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE SIGN AND RETURN ALL CARDS IN THE
                            ACCOMPANYING ENVELOPE.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1.  Election of each of three directors for a three-year term.
    NOMINEES:
    John W. Croghan, Kenneth J. James and Michael R. Notaro

                          FOR                WITHHELD
                          [ ]                  [ ]

    For, except vote withheld from the following nominee

    [ ] ___________________________________________________


2. To ratify the appointment by the board of directors of the firm of Ernst & Young LLP as independent auditors of the Corporation for the year ending December 31, 1996.
                          FOR     AGAINST    ABSTAIN
                          [ ]       [ ]        [ ]


    THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENTS THEREOF, IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE CORPORATION'S BOARD OF DIRECTORS.


                      MARK HERE             MARK HERE
                     FOR ADDRESS           IF YOU PLAN
                      CHANGE AND            TO ATTEND
                     NOTE AT LEFT  [ ]     THE MEETING  [ ]


Please date and sign exactly as name appears hereon. Each executor, administrator, trustee, guardian, attorney-in-fact and other fiduciary should sign and indicate his or her full title. When stock has been issued in the name of two or more persons, all should sign.


Signature: ______________ Date: _______ Signature: ______________ Date: _______